EXHIBIT 99.1

                                               NEWS RELEASE

                                               Contact: Thomas E. Larson
                                                        Chief Financial Officer
                                                        (973) 983-0888 Ext. 4810

FOR IMMEDIATE RELEASE
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                 PARTY CITY CORPORATION ANNOUNCES APPOINTMENT OF

              EDWARD A. MULE AND MICHAEL E. TENNENBAUM AS DIRECTORS



     Rockaway, New Jersey, October 9, 2000 - Party City Corporation (OTC: PCTY), America's largest party goods chain with 427 Company-owned and franchised stores, today announced that Edward A. Mule and Michael E. Tennenbaum have joined its Board of Directors. On October 5, 2000 the Board of Directors of the Company voted to increase the number of directors constituting the Board from five to seven and, in order to fill the two vacancies thereby created, elected Mr. Tennenbaum and Mr. Mule as additional members of the Board, to hold office until the next annual election of directors.

     Mr. Mule has served in various positions with Goldman, Sachs & Co. since 1984. He currently is the Head of Special Situations Investing and also serves as Head of Asian Special Situations. Prior to assuming those positions, Mr. Mule headed the firm's distressed debt trading operation. Mr. Mule began his career in Mergers and Acquisitions, and also previously served in several capacities in the Office of the Chairman.

     Mr. Tennenbaum is the founder and managing member of Tennenbaum & Co. In that capacity, Mr. Tennenbaum has specialized in making equity and debt investments both in securities and in operating businesses, with an emphasis on high return opportunities arising from complex circumstances. Prior to forming Tennenbaum & Co., Mr. Tennenbaum served for 32 years in various capacities at Bear Stearns, including as Vice Chairman, Investment Banking and as a Director. His responsibilities included managing the firm's Risk Arbitrage Department, Investment Research Department and Options Department.


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     Jim Shea, Party City's CEO stated, "We are fortunate to have attracted two directors with such distinguished careers to Party City. I look forward to their contributions and counsel to the Company as we continue to work toward realizing Party City's potential."

     Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, among other things, the competitive environment in the party goods industry in general and in the Company's specific market areas, inflation, changes in costs of goods and services and economic conditions in general. Those and other risks are more fully described in the Company's filings with the Securities and Exchange Commission.

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